Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

GivBux Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt Convertible into Equity	common	457(o)	34,523,278		11,000,000	0.0001531	1684.10
Fees to Be Paid							—
Fees to Be Paid							0.0001531
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							1684.1
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							1684.10

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).